EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

INMED PHARMACEUTICALS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1))	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Shares, $0.0001 par value per share(3)	Rule 457(c)	1,748,250	$0.0001	$175	$92.70 per $1,000,000
Equity	Common Shares, $0.0001 par value per share(4)	Rule 457(c)	5,827,506	$0.74	$4,312,354

Total Offering Amounts					$4,312,529		$399.77

Total Fee Offsets							—

Net Fee Due							$399.77

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered hereby an additional indeterminate number of shares of the Registrant’s common stock as may become issuable to the selling shareholder as a result of stock splits, stock dividends and similar transactions, and, in any such event, the number of shares registered hereby shall be automatically increased to cover the additional shares.

(2)	Estimated in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the average of the high and low closing prices of the Registrant’s common stock on June 14, 2022, as reported on the Nasdaq Capital Market (the “Nasdaq”).

(3)	Consists of 1,748,250 shares of common stock issuable upon the exercise of pre-funded warrants issued in a private placement in June 2022.

(4)	Consists of 5,827,506 shares of common stock issuable upon the exercise of preferred investment options issued in the concurrent registered direct offering and the private placement in June 2022.